                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)
                                       of
                                  CHIREX INC.
                                       at
                              $31.25 NET PER SHARE
                                       by
                            COUSIN ACQUISITION, INC.
                     an indirect wholly owned subsidiary of
                                     RHODIA

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, AUGUST 31, 2000, UNLESS THE OFFER IS EXTENDED

  THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 24, 2000 (THE "MERGER AGREEMENT") AMONG RHODIA ("PARENT"), COUSIN ACQUISITION, INC. ("PURCHASER") AND CHIREX INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT WHEN ADDED TO SHARES ALREADY OWNED BY PARENT, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (THE "MINIMUM CONDITION"), AND (II) ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE GERMAN LAW AGAINST RESTRAINTS ON COMPETITION, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

                                --------------

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

                                --------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                --------------

                      The Dealer Manager for the Offer is:


                              [BEAR STEARNS LOGO]


  August 4, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 SUMMARY TERM SHEET.......................................................   i

 INTRODUCTION.............................................................   1
     1. Terms of the Offer; Expiration Date..............................    3
     2. Acceptance for Payment and Payment for Shares....................    5
     3. Procedures for Accepting the Offer and Tendering Shares..........    6
     4. Withdrawal Rights................................................    8
     5. Certain Federal Income Tax Consequences..........................    9
     6. Price Range of Shares; Dividends.................................   10
     7. Certain Information Concerning the Company.......................   10
     8. Certain Information Concerning Purchaser and Parent..............   12
     9. Financing of the Offer and the Merger............................   13
    10. Background of the Offer; Contacts with the Company; the Merger
        Agreement and Related Agreements.................................   13
    11. Purpose of the Offer; Plans for the Company After the Offer and
        the Merger.......................................................   30
    12. Dividends and Distributions......................................   32
    13. Possible Effects of the Offer on the Market for Shares, Nasdaq
        Listing, Margin Regulations and Exchange Act Registration........   33
    14. Certain Conditions of the Offer..................................   34
    15. Certain Legal Matters and Regulatory Approvals...................   35
    16. Fees and Expenses................................................   38
    17. Miscellaneous....................................................   38

 SCHEDULES
    Schedule I.  Directors and Executive Officers of Parent and Purchaser
    Schedule II. Schedule of Transactions in Shares During the Past 60 Days

                               SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire offer to purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the last page of this offer to purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

  . We are Cousin Acquisition, Inc., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Rhodia. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

  . Rhodia is one of the world's largest specialty chemicals companies.
    Rhodia has leading worldwide market positions in many of its major businesses, ranking number one on the basis of 1999 net sales in products such as food phosphates, vanillin, guar gum, acetyl-salicylic acid, mild surfactants and highly dispensable silica and in services such as sulfuric acid regeneration. Rhodia's fine organics division researches, develops and produces customized molecules, usually in collaboration with its customers. The common stock of Rhodia is listed on the monthly settlement market of the Premier Marche of the Paris Bourse and the American Depositary Shares of Rhodia are traded on the New York Stock Exchange under the symbol "RHA".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  . We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of ChiRex Inc., as well as the preferred share purchase rights that are associated with the common stock. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  . We are offering to pay $31.25 per share, net to each seller in cash and without interest thereon. See the "Introduction" and Section 1.

  . If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares pursuant to the offer. See the "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  . We are not obligated to purchase any shares unless there are validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares that when added to the shares already owned by Rhodia shall constitute a majority of the then outstanding shares on a fully diluted basis. See Section 1 and Section 14.

  . We are not obligated to purchase any shares unless prior to the offer any applicable waiting periods under the HSR Act and the German Law against Restraints on Competition have expired or been terminated. See Section 15.

   These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  . Rhodia will cause to be provided to us, or a wholly owned subsidiary of Rhodia will provide or cause to be provided to us, the funds necessary to purchase the shares in the offer. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  . Because the offer covers all outstanding shares of ChiRex Inc., the form of payment consists solely of cash, there is no financing condition, all of the funding which will be needed has already been arranged, and there is no relevant historical information concerning Cousin Acquisition, Inc., we do not think the financial condition of Cousin Acquisition, Inc. is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  . You will have at least until 12:00 midnight, New York City time, on Thursday, August 31, 2000, to decide whether to tender your shares of ChiRex Inc. common stock (and associated rights) in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See
    Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  . We expressly reserve the right, in our sole discretion but subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may, or will, at the request of ChiRex Inc. extend the offer if certain conditions to the offer have not been satisfied, but we are not required to extend the offer beyond November 1, 2000 (or December 2, 2000 if the condition that has not been satisfied is clearance under the HSR Act or the German Law Against Restraints on Competition). See
    Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  . If we decide to extend the offer, we will inform Wilmington Trust
    Company, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the business day after the date on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

   To tender your shares in the offer, you must:

  . complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

  . tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  . if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to Wilmington Trust Company, prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  . You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after October 2, 2000. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  . To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to Wilmington Trust Company while you still have the right to withdraw.

   If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES CHIREX'S BOARD OF DIRECTORS THINK OF THE OFFER?

  . The Board of Directors of ChiRex Inc. has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the offer and the merger, are fair to, and in the best interests of, the holders of shares, has approved, adopted and declared advisable the Merger Agreement, and has resolved to recommend that the holders of shares accept the offer and tender shares pursuant to the offer.

WILL CHIREX CONTINUE AS A PUBLIC COMPANY?

  . No. If the merger occurs, ChiRex Inc. will no longer be publicly owned.
    Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market, or any other securities market, there may not be a public trading market for the shares and ChiRex Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

  . If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis, we will merge with and into ChiRex Inc. or, at the election of Rhodia, ChiRex Inc. will be merged with and into us. If the merger occurs, ChiRex Inc. will become a privately owned company, and each issued and then outstanding share (other than any shares held in the treasury of ChiRex Inc., or owned by Rhodia, Cousin Acquisition, Inc. or any of their subsidiaries and any shares held by stockholders seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $31.25 per share, in cash (or any greater amount per share paid pursuant to the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  . If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as you would have received if you had tendered your shares in the offer.

  . If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market, or any other securities market, there may not be a public trading market for the shares and ChiRex Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  . On July 21, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market was $20.13 per share. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  . You can call MacKenzie Partners, Inc., the Information Agent, at (212)
    929-5500 or 1-800-322-2885 or Bear, Stearns & Co. Inc., the Dealer Manager, at (877) 850-8074. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
ChiRex Inc.:

                                  INTRODUCTION

   Cousin Acquisition, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Rhodia, a French corporation ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.01 per share ("Common Shares"), of ChiRex Inc., a Delaware corporation (the "Company"), that are issued and outstanding, together with the associated preferred share purchase rights (the "Rights" and, together with the Common Shares, the "Shares") issued pursuant to the Rights Agreement dated as of March 31, 1997 between the Company and the First National Bank of Boston, as Rights Agent (the "Rights Agreement") for $31.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), Wilmington Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND HAS RESOLVED TO RECOMMEND THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

   Chase Securities Inc. ("Chase Securities") has delivered to the Board its written opinion dated July 23, 2000 to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the stockholders (other than Parent and its affiliates) pursuant to the Offer and the Merger, taken together as a whole and not separately, is fair to such stockholders from a financial point of view. A copy of the written opinion of Chase Securities is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Chase Securities.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT WHEN ADDED TO SHARES ALREADY OWNED BY PARENT, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (THE "MINIMUM CONDITION")) AND (II) ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST

IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE GERMAN LAW AGAINST RESTRAINTS ON COMPETITION HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 24, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger") (provided that Parent may elect, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as defined in the Merger Agreement) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent, provided that the Offer and Merger are not delayed and the holders of Shares are not adversely affected by such election). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $31.25 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of a majority of the then-outstanding Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

   The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

   Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See
Section 11.

   The Company has advised Purchaser that as of July 24, 2000, 15,263,977 Shares were issued and outstanding and no Shares were held in the treasury of the Company. In addition, 2,508,666 Shares were issuable pursuant to outstanding Company Stock Options or other stock incentive rights granted by the Company, 960,795 of which were exercisable as of such date. As a result, as of such date, taking into account the 75,100 Shares already owned by Parent, the Minimum Condition would be satisfied if Purchaser acquired an additional 8,037,287 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 13,737,580 Shares.

   No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Thursday, August 31, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

   The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition, and any applicable waiting periods under the HSR Act and the German Law Against Restraints on Competition having expired or been terminated. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not, without the prior consent of the Company, waive the Minimum Condition or, subject to the following paragraph, extend the Offer and no change may be made which decreases the price per Share or changes the form of consideration payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 14 hereof or which otherwise adversely affects the holders of Shares.

   The Merger Agreement provides that the Purchaser may, without the consent of the Company, (i) extend the Offer for additional periods of not more than 10 business days each beyond any scheduled expiration of the Offer, if, at the initial or any extended scheduled expiration of the Offer (as the case may be), any of the conditions to Purchaser's obligation to accept for payment Shares shall not be satisfied or waived; provided that Purchaser shall not be permitted to extend the Offer (without the consent of the Company) pursuant to this clause (i) beyond the 89th day following the commencement of the Offer, provided, further, that if, prior to the 89th day following the commencement of the Offer, any applicable waiting period under the HSR Act has not expired or been terminated or clearance has not been received under the German Law Against Restraints on Competition with respect to the Transactions, then Purchaser shall be permitted to extend the Offer (without the consent of the Company) pursuant to this clause (i) until the earlier of (A) the fifth business day following the later of the expiration or termination of any applicable waiting period under the HSR Act and the receipt of clearance under the German Law Against Restraints on Competition and (B) the 120th day following commencement of the Offer; (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer, (iii) extend the Offer so that the Offer remains open for at least five business days after any disclosure of an Acquisition Proposal (as defined below), or (iv) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares have been permanently satisfied or irrevocably waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of outstanding Shares on a fully diluted basis. An Acquisition Proposal is defined as any plan, proposal or offer of or from any person relating to (i) any direct or indirect acquisition of (A) more than 15% of the assets of the Company and its subsidiaries, taken as a whole, or (B) more than 15% of any class of equity securities of the Company or any subsidiary, (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 15% of any class of equity securities of the Company or any subsidiary, (iii) any acquisition of the Company or of any of its five principal subsidiaries through a merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation or dissolution or any similar transaction, or (iv) any other transaction the consummation of which would reasonably be expected to prevent or materially impede, interfere with, or delay the transactions contemplated by the Merger Agreement. In addition, at the initial or any extended expiration date of the Offer, Purchaser shall extend the Offer at the request of the Company for additional periods of not more than 10 business days each beyond such scheduled expiration of the Offer, if, at such scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares shall not be satisfied or waived; provided that Purchaser shall in no event be required to extend the Offer beyond the 89th day following the commencement of the Offer, provided, further, that if, prior to the 89th day following the commencement of the Offer, any applicable waiting period under the HSR Act has not expired or been terminated or clearance has not been received under the German Law Against Restraints on Competition with respect to the Transactions, then the Purchaser may be required to extend the Offer until the earlier of (A) the fifth business day following the later of the expiration or termination of any applicable waiting period under the HSR Act and the receipt of clearance under the German Law Against Restraints on Competition and (B) the 120th day following commencement of the Offer. During any extension of the offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

   If the conditions to the Offer have been satisfied or waived, Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the expiration of the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and
(ii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(d), l4d-6(c) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

   For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Company's transfer agent has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly following the Expiration Date.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

   In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

   Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 24, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

   Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

4. Withdrawal Rights.

   Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 2, 2000. If Purchaser extends the Offer, Shares may be withdrawn until the extended Expiration Date. If Purchaser is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then subject to Rule 14e-1(c) under the Exchange Act and without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by the Merger Agreement or by law.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Certain Federal Income Tax Consequences.

   The following is a summary of certain federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

   The tax discussion set forth below is included for general information purposes only and is based upon present law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed to such holder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

   The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20%, provided that the Shares were held for more than 12 months. The deduction of capital losses is subject to certain limitations under U.S. federal income tax law. Holders of Shares should consult their own tax advisors in this regard.

   Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a holder of Shares (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax, provided that certain information is furnished to the Internal Revenue Service. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder of Shares should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.

   The Shares are listed and principally traded on the Nasdaq National Market System. The following table sets forth, for the quarters indicated, the high and low daily closing prices per Share on the Nasdaq National Market System as reported by the Dow Jones News Service. No cash dividends have been paid or declared according to published financial sources.

                               Shares Market Data

                                                                   High   Low
                                                                  ------ ------
     1998:
       First Quarter............................................. $19.88 $10.25
       Second Quarter............................................  23.88  13.88
       Third Quarter.............................................  19.25   9.50
       Fourth Quarter............................................  21.38   9.50
     1999:
       First Quarter............................................. $25.25 $17.25
       Second Quarter............................................  34.00  21.44
       Third Quarter.............................................  36.75  24.75
       Fourth Quarter............................................  34.88  10.50
     2000:
       First Quarter............................................. $25.75 $14.00
       Second Quarter............................................  21.00  11.69
       Third Quarter (through August 3, 2000)....................  31.00  19.00

   On July 21, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the Nasdaq National Market System was $20.13. On August 3, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the Nasdaq National Market System was $30.81. As of August 3, 2000, the approximate number of holders of record of the Shares was 120.

   Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

   Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

   General. The Company is a Delaware corporation with its principal executive offices located at 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901, and its telephone number is (203) 351-2300. The Company is an integrated pharmaceutical outsourcing company that provides a comprehensive range of services to pharmaceutical and biopharmaceutical companies, primarily contract process research and development and contract manufacturing of active pharmaceutical ingredients. The Company operates through two operating divisions, the development division and the manufacturing division. The Company's development division is engaged in every aspect of drug substance development from discovery support before submission of an IND (Investigational New Drug) and process research and development and manufacture of active ingredients for clinical trials. The Company's manufacturing division produces bulk active pharmaceutical ingredients. Together, the two divisions span all of the steps needed to prepare the Drug Substance section of a FDA New Drug Application.

   Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                                  ChiRex Inc.*

                        Projected Financial Performance

     Description                                                       FY 2000
     -----------                                                       --------
     Net sales........................................................ $133,350
     Cost of sales.................................................... $ 95,131
     Gross Profit..................................................... $ 38,219
     Operating Income (EBITA)......................................... $ 16,818
     Earnings before income taxes..................................... $ 12,066
     Net Income....................................................... $  7,851

--------
* All amounts in thousands

   Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "Certain Projected Financial Data of the Company". Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. While presented with numerical specificity, the projections set forth above were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the year ending December 31, 2000 may vary materially from those shown above.

   In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants has examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by the Company, Parent and Purchaser or any other person to whom these projections were provided that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of the Company. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8. Certain Information Concerning Purchaser and Parent.

   General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 259 Prospect Plains Road, Cranbury, New Jersey 08512 and its telephone number is (609) 860-4000. Purchaser is an indirect wholly owned subsidiary of Parent.

   Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

   Parent is a corporation organized under the laws of France. Its principal offices are located at 26, Quai Alphonse Le Gallo, 92512 Boulogne-Billancourt, France and its telephone number is 011-33-1-55-38-4000. Parent is one of the world's largest specialty chemicals companies. Parent has leading worldwide market positions in many of its major businesses, ranking number one on the basis of 1999 net sales in products such as food phosphates, vanillin, guar gum, acetyl-salicyclic acid, mild surfactants and highly dispensable silica and in services such as sulfuric acid regeneration. Parent's fine organics division researches, develops and produces customized molecules, usually in collaboration with its customers. The common stock of Parent is listed on the monthly settlement market of the Premier Marche of the Paris Bourse and the American Depositary Shares of Parent are traded on the New York Stock Exchange under the symbol "RHA". Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition, Purchaser believes that the financial condition of Parent is not material to a decision by a holder of Shares whether to hold, sell or tender Shares pursuant to the Offer.

   The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on
Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Parent owns 75,100 Shares, representing less than 0.5% of the 15,263,977 Shares outstanding at July 24, 2000, all of which were acquired in open market transactions between May 17, 2000 and May 24, 2000 at prices ranging from $16.50 per Share to $17.69 per Share. Schedule II hereto sets forth information with respect to each purchase of Shares made by Parent during the past 60 days.

   Except as described in this Offer to Purchase and in Schedule II hereto, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and
(ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1998, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9. Financing of the Offer and the Merger.

   The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $515 million. Parent will cause to be provided to us, or one of Parent's subsidiaries will provide or cause to be provided, all of such funds to Purchaser. Parent or the relevant subsidiary of Parent will provide or cause to be provided such funds from existing resources.

10. Background of the Offer; Contacts with the Company; the Merger Agreement and Related Agreements.

   At the beginning of April 2000, Mr. Myron Galuskin, President of Rhodia Inc., a subsidiary of Parent, telephoned the Company in order to organize a meeting between Mr. Jean-Claude Bravard, Deputy President of Parent and Mr. Michael A. Griffith, Chairman and Chief Executive Officer of the Company.

   On April 27, 2000, Mr. Bravard and Mr. Galuskin met with Mr. Griffith and Mr. Francis J. Wright, Executive Vice President, Corporate Development of the Company, to discuss possible cooperations between Parent and the Company.

   During the period from April 27, 2000 to May 26, 2000, Bear, Stearns & Co. Inc., Parent's financial advisor, and Chase Securities, financial advisor to the Company, discussed their respective clients' interest in exploring a potential transaction.

   On May 5, 2000, Mr. Joseph Blaker, consultant to Parent, visited the facilities of the Company in Dudley and Annan.

   On May 26, 2000, representatives of Parent and Mr. Thomas I.H. Dubin, Vice President, General Counsel and Secretary of the Company negotiated a confidentiality and standstill agreement, which Parent and the Company executed on May 26, 2000. Thereafter, on May 26, 2000, Mr. Griffith, Mr. Wright and representatives of Chase Securities met in New York with Mr. Bravard and Mr. Galuskin and other representatives of Parent and Bear, Stearns & Co. Inc. to discuss the potential transaction.

   On June 6, 2000, Mr. Bravard and a representative of Parent's financial advisor met with Mr. Griffith and confirmed Parent's interest in the possibility of acquiring the Company through a transaction in which Parent or one of its subsidiaries would acquire all of the outstanding shares of the Company. Mr. Bravard informed Mr. Griffith that, subject to the results of the due diligence review of the Company to be conducted by Parent, Parent could contemplate offering a price of $28 per Share, and would consider increasing such amount to $30 per Share if justified by additional positive information developed in the course of the due diligence review. Parent requested to be granted exclusivity for a limited period of time in order to negotiate a potential transaction with the Company, but the Company informed Parent that it was not seeking to be acquired, did not consider the suggested price adequate and was not willing to grant Parent exclusivity at that time.

   During the period between May 26, 2000 and June 25, 2000, the Company and its financial advisor provided information to Parent and its financial advisor regarding its business. Representatives of Parent and the Company continued discussions regarding the possible transaction and the proposed price. At Parent's initiative, Parent and the Company also began discussing the possibility of new consulting or employment agreements between the Company and the senior managers of the Company, which would provide for the continued services of the relevant individuals after the consummation of the proposed transaction. Parent and the Company also started discussing the ongoing relationship between the Company and its scientific advisors.

   On June 25, 2000, Parent's legal counsel sent a preliminary legal due diligence request list to the Company, together with a draft confidentiality agreement to be executed by the Company. This confidentiality agreement was executed by Parent and the Company on June 27, 2000.

   On June 27, 2000, Parent's legal counsel sent the initial draft of the Merger Agreement to the Company.

   On June 28, 2000, Mr. Bravard and a representative of Parent's legal advisor discussed with Mr. Griffith the potential terms of employment after consummation of the proposed transaction for Mr. Griffith, and each of Messrs. Ian D. Shott, President, Manufacturing Division of the Company, Bruce P. Shutts, President, Development Division of the Company, and Stuart E. Needleman, Vice President, Business Development of the Company.

   On June 29, 2000, Parent and its legal and financial advisors attended presentations made by the management of the Company. Parent and its advisors also conducted an oral preliminary legal due diligence review of the Company with Mr. Dubin.

   On June 29, 2000, Mr. Bravard sent a due diligence request list to Mr. Griffith.

   On June 30, 2000, Parent's legal advisor sent a supplemental due diligence request list to the Company.

   During the period from June 29, 2000 through July 6, 2000, Parent and its advisors continued their due diligence review of the Company. In addition, during this period, representatives of Parent visited the facilities of the Company. Representatives of Parent and the Company continued discussions regarding the possible transaction. The Company informed Parent that the Company was unwilling to progress in the negotiations with Parent unless Parent was prepared to increase the price at which it would be prepared to make a proposal.

   On July 2, 3 and 4, 2000, Mr. Bravard met successively with each of Messrs. Shott, Shutts and Needleman to discuss their continuing relationship with the Company should the proposed acquisition be successful.

   On July 6, 2000, Parent telephoned the Company and sent a letter to the Company, confirming its continuing interest in pursuing a potential acquisition of the Company, and informing the Company that Parent would be prepared to offer a price of $31 per Share, subject to certain conditions, including completion of the due diligence review of the Company and execution of satisfactory definitive agreements. Parent also stated that it required each of Messrs. Griffith, Shott, Shutts, and Needleman, to enter into on-going consulting or employment arrangements with the Company and that it needed comfort that the Company would continue to enjoy the benefits of its relationship with its key scientific advisors after consummation of the proposed transaction.

   On July 10, 2000, Mr. Griffith telephoned Mr. Bravard and informed him that the board of directors of the Company had authorized the Company to continue its discussions with Parent regarding a potential acquisition by Parent of all of the outstanding Shares in cash, but that $31 per Share was below the price that the board of directors of the Company would be prepared to accept.

   On July 12, 2000, Parent's legal advisor sent a follow-up legal due diligence request list to the Company.

   On July 17, Parent, the Company and their respective legal advisors met to negotiate the terms of the Merger Agreement and the employment and consulting agreements of Messrs. Griffith, Wright, Shott, Shutts and Needleman and to discuss the continuing relationship between the Company and its scientific advisors.

   On July 19, 2000, Mr. Bravard informed Mr. Griffith that Parent was prepared to make a proposal to acquire all of the outstanding Shares for a price of $31.25 per Share, subject to the finalization of the terms of the Merger Agreement and completion of the due diligence review of the Company. On July 19, 2000, Mr. Griffith informed Mr. Bravard that the Company would consider the proposed acquisition by Parent at such price, subject to satisfactory negotiation of the terms of the Merger Agreement and to the approval of the board of directors of the Company.

   During the period from July 18, 2000 through July 22, 2000, representatives of Parent and its advisors conducted a further due diligence review of the Company. During the same period of time, representatives of Parent and the Company and their respective legal advisors negotiated the terms and conditions of the Merger Agreement and the employment and consulting agreements of Messrs. Griffith, Wright, Shott, Shutts and Needleman.

   On July 21, 2000, Mr. Bravard, Mr. Michel Marien, President of the life science chemicals enterprise of Parent, and Mr. Griffith met with representatives of Glaxo Wellcome in order to discuss the continuing relationship between the Company and Glaxo Wellcome.

   On July 23, 2000, Mr. Griffith telephone Mr. Bravard and informed him that the board of directors of the Company had approved the transaction, subject to finalization of the Merger Agreement.

   During the night of July 23, 2000, Mr. Bravard, a representative of Parent's legal advisor, Mr. Griffith and a representative of the Company's legal advisor telephoned Mr. Eric Jacobsen, a director of the Company and one of the scientific consultants to the Company, in order to discuss the continuing relationship between the Company, Mr. Jacobsen and the other scientific advisors to the Company.

   The Merger Agreement, the consulting agreements of Messrs. Griffith and Wright, and the new employment agreements of Messrs. Shott, Shutts and Needleman were finalized and executed, and a joint press release announcing the proposed Offer and the Merger was issued, on July 24, 2000.

 The Merger Agreement

   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the Commission in connection with the Offer. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

   The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than ten business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that without the prior consent of the Company, Purchaser may not waive the Minimum Condition or, subject to certain exceptions, extend the Offer. Purchaser and Parent have further agreed that no change in the Offer may be made without the prior consent of the Company which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in
Section 14 hereof or which otherwise adversely affects the holders of Shares.

   The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. The Merger Agreement also provides that Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company with and into Purchaser or another direct or indirect wholly owned subsidiary of Parent, provided that the Offer and the Merger are not delayed and the holders of Shares are not adversely affected by such election.

   As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

   Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the

Effective Time, will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Rhodia-ChiRex Inc." Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

   Stockholders' Meeting. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

   Proxy Statement. The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission promptly, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the Merger and to use its best efforts to obtain such approval and adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

   Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date of the Merger Agreement or pursuant to the ESPP (as defined below), or the issuance of Company Stock Options pursuant to offer letters outstanding on the date of the Merger Agreement that have been given to potential new employees of the Company or any Subsidiary) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (d) reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets except, in the case of assets, (A) raw materials, supplies, intermediates or similar assets used in the business on a day-to-day basis consistent with past practice, (B) replacement parts or necessary replacement equipment or (C) other equipment acquired for a price of no more than $50,000, individually, or $300,000, in the aggregate; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except in the ordinary course of business and consistent with past practice, (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice, (iv) authorize, or make any commitment with respect to, or undertake capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and the Subsidiaries taken as a whole, except for completion of construction in process as of the date of the Merger Agreement or capital expenditure contemplated by the capital expenditure plan disclosed by the Company to Purchaser, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) except as required by law or to fulfill obligations existing on the date of the Merger Agreement and disclosed to Parent, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any material subsidiary of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee (other than immaterial amendments, certain changes in collective bargaining agreements and related changes in benefits plans); (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice or as required by GAAP or Commission rules, with respect to accounting policies or procedures; (h) make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice; (j) amend, modify or consent to the termination of any material contracts, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, provided that, if beneficial ownership of 15% or more of the then-outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, the Board may take all necessary action with respect to the Rights Agreement (without redeeming the Rights) so that such ownership of Shares will not result in such person being an Acquiring Person, the occurrence of a "flip-in event" or a "flip-over event" (each, as defined in the Rights Agreement), the Rights becoming exercisable or the triggering of any other provisions of the Rights Agreement, and provided, further, that the Company may, after consultation with Parent, amend or modify, or consent to the termination of, or amend, waive or modify rights of the Company or of any Subsidiary under certain categories of material contracts other than the supply agreement between Glaxo Operations UK Limited, ChiRex (Annan) Limited and ChiRex (Holdings) Limited;
(k) commence or settle any litigation, suit, claim, action, proceeding or investigation that would reasonably be expected to have a Material Adverse Effect (defined as a result or effect arising out of or resulting from any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the Transactions, in each case other than any result or effect arising out of or resulting from (i) changes in general economic conditions, (ii) changes or developments in the industries in which the Company and its subsidiaries operate, other than to the extent any changes in such industries have a substantially disproportionate effect on the Company and its subsidiaries, taken as a whole, or (iii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement (including any effect on the Company's relationship with any customer)) (l) (i) abandon, sell, or assign any item of the company intellectual property, other than in the ordinary course of business and consistent with past practice; (ii) grant any security interest in and to any item of Company Intellectual Property; or (iii) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against unauthorized disclosure thereof; (m) enter into (i) any license in which the Company or any Subsidiary is a licensee or sublicensee or (ii) except for any License related solely to the pharmaceutical industry, any License in which the Company or any Subsidiary is a licensor or sublicensor; or (n) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

   Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of a majority of the outstanding Shares on a fully diluted basis pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors of the Company equal to the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board of Directors of the Company or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of Directors of the Company of (i) each committee of the Board of Directors of the Company, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company will designate two members of the Board of Directors of the Company and each committee of the Board of Directors of the Company and such boards and committees of the Subsidiaries, as of the date of the Merger Agreement, who are not employees of the Company that shall remain members of the Board and of such boards and committees.

   The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company or any Subsidiary.

   Access to Information. Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, including without limitation, access to conduct or have conducted any type of environmental investigation (except for any Phase II-type sampling or other similarly intrusive testing) that Parent or Purchaser deems appropriate, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

   No Solicitation of Transactions. The Company has agreed that neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of, any Acquisition Proposal. The Company may, directly or indirectly, participate in any discussions or negotiations regarding, or furnish information, or otherwise cooperate with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes or, in the good faith judgment of the Board may reasonably be expected to lead to, a Superior Proposal, in each case, if and to the extent that the Board shall have determined in good faith, after having received and considered advice from outside legal counsel, that the Company is required to do so by the fiduciary duties of the Board under applicable law, and after giving prior written notice to Parent and Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Parent Confidentiality Agreement (as defined below). "Superior Proposal" means any Acquisition Proposal on terms which the Board of Directors of the Company determines, in its good faith judgment (after having received and considered the advice of a financial advisor of internationally recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is, in the good faith judgment of the Board of Directors of the Company, reasonably likely to be obtained.

   The Company has also agreed that neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law, or other applicable law, including federal or state disclosure duties, after having received and considered advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate the Merger Agreement in accordance with the termination provisions specified therein. Notwithstanding the foregoing, the Company may take or disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or make any required disclosure to the Company's stockholders, in either case, if the Board of Directors of the Company shall have determined in good faith, after having received and considered advice from outside legal counsel, that the failure to take or disclose such a position or make such required disclosure would breach the Board of Directors' obligations under applicable law.

   The Company agreed to, and to direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing prior to or on the date of the Merger Agreement with respect to any Acquisition Proposal. The Company has also agreed to promptly advise Parent orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request, in each case except to the extent the Board determines in good faith, after having received and considered advice from outside legal counsel, that to do so would breach their fiduciary duties.

   Except as required by the Board's fiduciary duties under applicable law after having received and considered advice from outside legal counsel, the Company has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

   Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that, as soon as practicable after the date of the Merger Agreement, the Company will take all necessary action to provide that each option to acquire Shares (each, a "Company Stock Option") granted under the Company's 1995 Employee Stock Purchase Plan (the "ESPP"), the Company's 1995 Stock Incentive Plan, the Company's 1997 Stock Incentive Plan and the Company's 1995 Director Stock Option Plan (collectively, the "Company Stock Plans") that is outstanding and has not been exercised immediately prior to the Effective Time, whether vested or unvested, shall be cancelled effective at the Effective Time, with the holder thereof becoming entitled to receive an amount in cash equal to the excess, if any, of (x) the amount per Share paid pursuant to the Offer over (y) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Option.

   As soon as practicable after the date of the Merger Agreement, the Company will take all necessary actions to provide that (i) the exercise date in respect of the then current offering period under the ESPP shall be accelerated (consistent with the provisions of the above paragraph), (ii) any requirement to notify the Company of dispositions of Shares acquired pursuant the ESPP in respect of any dispositions of such Shares in the Offer or the Merger shall be waived, and (iii) the ESPP shall terminate as of the Effective Time.

   From and after the acceptance for payment of Shares in the Offer (the "Specified Date") until the first anniversary of the Effective Time, Parent will maintain, or cause the Surviving Corporation to maintain, employee benefit plans and arrangements (specifically understood not to include equity-based plans or other incentive compensation arrangements) which will provide benefits that are no less favorable in the aggregate to employees of the Company and its subsidiaries than those provided under the Plans in effect immediately prior to the Specified Date. Notwithstanding anything to the contrary in the Merger Agreement, from the Specified Date until the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor and continue the Company's severance plans, programs and policies as in effect on the Specified Date, without amendment or modification. In addition, from and after the Specified Date, Parent will honor and will cause the Surviving Corporation to honor in accordance with their respective terms the Company's Plans and all of the Company's other employee benefit, compensation, employment, severance and termination agreements, plans and policies, including any rights or benefits arising as a result of the transactions contemplated by the Merger Agreement (either alone or in combination with any other event). Parent acknowledged and agreed that the consummation of the Offer and the other transactions contemplated by the Merger Agreement constitute a "change of control" under such agreements, plans and policies. For all purposes under the employee benefit plans of Parent and its affiliates (including the Surviving Corporation) providing benefits to any current employees of the Company or any of its Subsidiaries (the "Company Employees") after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its affiliates (and any predecessor entities thereof) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time (or if earlier, the Specified Date), to credit for such service under any similar Company Plans, except for purposes of benefit accrual under defined benefit pension plans or to the extent giving such credit would result in a duplication of accrued benefits in respect of the same period of service. Parent shall, or shall cause its subsidiaries to provide each Company Employee with credit for any co-payments and deductibles incurred prior to the Effective Time (or such earlier or later transition date to new welfare benefits plans) for the calendar year in which the Effective Time (or such earlier or later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Company Employees are eligible to participate in after the Effective Time.

   With respect to Company Employees who are employed or provide services outside the United States, to the extent required by applicable local law, Parent shall, or shall cause the Surviving Corporation to, immediately following the Effective Time, continue the terms and conditions of employment as in effect for such employees immediately prior to the Effective Time.

   Directors' and Officers' Indemnification Insurance. The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 9 of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

   The Merger Agreement also provides that the Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums, adjusted to reflect any increase in the Consumer Price Index over the six-year period, paid by the Company for such insurance (which current annual premiums the Company has represented to Parent and Purchaser to be $144, 475 in the aggregate).

   Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

   Further Action; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) no later than the tenth business day after the date of the Merger Agreement, file its Premerger Notification and Report Form under the HSR Act and its notification under the German Law Against Restraints of Competition with respect to the transactions contemplated by the Merger Agreement, (ii) make promptly all required filings and submissions under the merger control law of Greece with respect to the transactions contemplated by the Merger Agreement, and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer and the Merger including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Offer and the Merger and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any material assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or (B) materially limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses.

   The Merger Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

   Transfer Taxes. The Merger Agreement also provides that either Purchaser or the Surviving Corporation shall pay all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (and any penalties or interest with respect to such taxes), incurred in connection with the transactions contemplated by the Merger Agreement. The Merger Agreement requires that the Company and Purchaser cooperate in the preparation and filing of any required returns with respect to such taxes.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, amendments to the Rights Agreement, material contracts, insurance and brokers.

   Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) if and to the extent required by Delaware Law and the Certificate of Incorporation of the Company, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company (provided that Parent and Purchaser may not assert this condition unless all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Purchaser and any other subsidiary of Parent have been voted in favor of such approval and adoption); (b) no governmental authority in the United States, the

European Union, France, England or Scotland shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, regulation, rule, code, executive order, injunction, decree or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing, prohibiting or materially restricting consummation of the Merger (provided, however, that in the case of any injunction, judgment, decree or order, a party may not assert this condition unless it has used all reasonable efforts to prevent the entry of, to have vacated or to appeal, such injunction, judgment, decree or order without undue delay); and (c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

   Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company (a) by mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or (b) by either Parent, Purchaser or the Company if (i) Purchaser shall not have accepted Shares for payment pursuant to the Offer on or before the 90th day following the commencement of the Offer (provided, however, that the right to terminate the Merger Agreement under this clause (b)(i) will not be available to any party if the failure to so accept Shares for payment has been caused by or resulted from the failure by such party to perform any of its covenants contained in the Merger Agreement or the breach by such party of any of its representations or warranties contained in the Merger Agreement; provided, further, that such time period shall be extended until the earlier to occur of (x) the fifth business day following expiration or termination of any applicable waiting period under the HSR Act and the receipt of clearance under the German Law Against Restraints on Competition and (y) the 120th day following commencement of the offer) or (ii) any Governmental Authority in the United States, the European Union, France, England or Scotland shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by Parent if (i) Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement due to a failure to satisfy any condition set forth in Section 14 hereto or (B) terminated the Offer without having accepted any Shares for payment thereunder in accordance with the terms of the Offer and the Merger Agreement due to a failure to satisfy any condition set forth in paragraphs (a) through (i) of Section 14 hereto, except if such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of Parent or Purchaser to perform any of their covenants or agreements contained in the Merger Agreement, or the breach by Parent or Purchaser of any of their representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board of Directors of the Company, if (i) Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement due to a failure to satisfy any condition set forth in paragraphs (a) through
(i) of Section 14 hereto or failed to commence the Offer within 10 business days following the date of the Merger Agreement in breach thereof, (B) terminated the Offer without having accepted any Shares for payment thereunder unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of the Company to perform any of its covenants or agreements contained in the Merger Agreement or breach of the Company of any of its representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, if the Board of Directors of the Company determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received and considered advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five business days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such five business day period; provided, however, that any termination of the Merger Agreement pursuant to (d)(ii) above shall not be effective until the Company has made full payment of all amounts described below under the section entitled "Fees and Expenses".

   Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees and Expenses" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach thereof prior to the date of such termination, provided, however, that the Confidentiality Agreements shall survive any termination of the Merger Agreement.

   Fees and Expenses. The Merger Agreement provides that in the event that (i) prior to the termination of the Merger Agreement, any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 15% of the then-outstanding Shares, and the Board shall not have taken all necessary action (without redeeming the Rights) so that such ownership of Shares will not result in such person being an Acquiring Person (as defined in the Rights Agreement), the occurrence of a "flip-in event" or a "flip-over event" (each, as defined in the Rights Agreement), the Rights becoming exercisable or evidenced by, and transferable pursuant to, certificates separate from the Shares or the triggering of any other provisions of the Rights Agreement, and the Merger Agreement shall have been terminated pursuant to the provisions described above in clause (b)(i), (c) or (d); or (ii) prior to the termination of the Merger Agreement, any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least the longer of 20 business days from commencement or five business days from disclosure of such Acquisition Proposal, (B) the Minimum Condition shall not have been satisfied and (C) the Merger Agreement shall have been terminated pursuant to the provisions described above in clause (b)(i) or (c)(i) on the basis of the failure to meet the Minimum Condition, and, at the time of such termination, there shall not be any right of Parent, Purchaser or the Company to terminate the Merger Agreement pursuant to the provisions described above in clause (b)(ii), and (D) the Company enters into an agreement with respect to an Acquisition Transaction, or an Acquisition Transaction is consummated, in either case within 12 months after the termination of the Merger Agreement; or
(iii) the Merger Agreement is terminated pursuant to the provisions described above in (c)(ii) or (d)(ii); or (iv) the Company enters into an agreement with respect to an Acquisition Transaction (defined as (i) any direct or indirect acquisition of (A) more than 25% of the assets of the Company and its subsidiaries, taken as a whole, or (B) more than 25% of any class of equity securities of the Company or any subsidiary, (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of the Company or any subsidiary, or (iii) any acquisition of the Company or any of the five principal subsidiaries through a merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation or dissolution or any similar transaction), or an Acquisition Transaction is consummated, in each case within 12 months after the termination of the Merger Agreement pursuant to the termination provision described above, on the basis of (A) the occurrence of a condition describe in paragraph (e) of Section 14 hereto, (B) the occurrence of the condition described in paragraph (f) of Section 14 hereto, if the occurrence arises out of or results from any willful misrepresentation or breach of warranty by the Company (other than a breach of the representation of the Company regarding the absence of a Material Adverse Effect due to a Material Adverse Effect that occurs after the date of the Merger Agreement) or
(C) the occurrence of a condition described in paragraph (g) of Section 14 hereto, and the Company shall not theretofore have been required to pay the Fee to Parent pursuant to the provisions described above in (i), (ii) or (iii); then, in any such event, but only once, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $17 million (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined).

   The Merger Agreement provides that in the event the Company is obligated to pay the Fee, the Company shall reimburse each of Parent, Purchaser and their respective stockholders and affiliates (not later than one business day after submission of statements therefor) for all documented out-of-pocket expenses and fees up to $2 million, in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to Parent and Purchaser and their respective stockholders and affiliates, and all printing and advertising expenses and filing fees) actually incurred or accrued by either of them or on their behalf in connection with the Offer and the Merger, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and for which Parent or Purchaser or its stockholders or affiliates are liable in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Offer and the Merger and any financing commitments or agreements relating thereto (all the foregoing being referred to herein collectively as the "Expenses"). Except as set forth in this paragraph, all costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not any transaction contemplated thereby is consummated.

 Confidentiality Agreements

   The following is a summary of certain provisions of the Confidentiality Agreement dated May 26, 2000, between the Company and Parent (the "Parent Confidentiality Agreement") and of the Confidentiality Agreement dated June 27, 2000 between Parent and the Company (the "Company Confidentiality Agreement" and, together with the Parent Confidentiality Agreement, the "Confidentiality Agreements"). This summary is qualified in its entirety by reference to the Confidentiality Agreements, which are incorporated herein by reference, and copies of which have been filed with the Commission as exhibits to the Schedule TO. The Confidentiality Agreements may be examined and copies may be obtained at the places set forth set forth in Section 7.

   On May 26, 2000, the Company and Parent executed the Parent Confidentiality Agreement. Pursuant to the Parent Confidentiality Agreement, the Company agreed to make available to Parent certain information concerning its business, operations and assets (the "Evaluation Material").

   As a condition for the disclosure of the Evaluation Material to Parent, Parent agreed, among other things: (1) to treat confidentially the Evaluation Material, (2) to use the Evaluation Material only for the purposes of evaluation of a potential acquisition (the "Transaction") by Parent of all or any portion of the assets, securities or businesses of the Company, (3) to disclose Evaluation Material to its directors, officers, agents, advisors, financing sources, attorneys and other representatives (collectively, "Parent's Representatives") on a need-to-know basis only, provided that they will be informed by Parent of the confidential nature of such information and that Parent will cause them to treat such information confidentially, (4) not to disclose to any person the fact that the Evaluation Material has been made available to Parent or Parent's Representatives or that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, provided that Parent or Parent's Representatives may make such disclosure if they have received the written opinion of counsel that such disclosure must be made in order not to commit a violation of law, (5) to promptly notify the Company in writing (unless notice is prohibited by law) of any request or requirement by subpoena, court order, or other similar process, to disclose any of the Evaluation Material or that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, and, if such disclosure is required, to exercise its best efforts to obtain assurance that confidential treatment will be accorded to such information, and (6) to promptly return to the Company, upon request, all copies of the Evaluation Material. The obligations of Parent under the Parent Confidentiality Agreement with regard to the confidentiality of the Evaluation Material shall terminate on May 26, 2003.

   In addition, Parent agreed, between May 26, 2000 and until May 26, 2002 (the "Standstill Period"), without the Company's consent not to: (1) in any manner acquire, agree to acquire or make any proposal to acquire ownership directly or indirectly of any voting securities or other equity interests in, or property of the Company or any rights or options to acquire such ownership; (2) propose to enter into, directly or indirectly, any merger or business combination involving the Company; (3) solicit proxies or consents, directly or indirectly, or become a participant in any solicitation of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company; (4) with respect to any voting securities of the Company, (a) form or join any "group" that would be required to file a statement on Schedule 13D or Schedule 13G if such group had not previously filed such statement or (b) in the event that Parent or any of Parent's affiliates have formed or joined any such group prior to the date of the Parent Confidentiality Agreement, participate in or benefit from any additional action by such group or any member thereof after the date of which
(i) would constitute a violation of this paragraph if undertaken by Parent alone or (ii) would require such group to file a statement on Schedule 13D or
Schedule 13G if such group had not previously filed such a statement; (5) otherwise act, alone or in concert with others, to seek to control or influence the management, board or directors or policies of the Company; (6) initiate any communications with any employee of the Company except as contemplated by the Parent Confidentiality Agreement concerning the Evaluation Material or any possible transaction involving the Company or solicit the employment of any current employee of the Company; (7) disclose any intention, plan or arrangement inconsistent with any of the foregoing; or (8) advise, assist or encourage any other person in connection with any of the foregoing.

   Parent also agreed that during the Standstill Period and other than as authorized by the Parent Confidentiality Agreement or a definitive agreement for the Transaction executed by the Company and Parent or any of Parent's affiliates, (i) neither Parent nor any of Parent's Representatives will request, directly or indirectly, that the Company (or its directors, officers, employees or agents) amend or waive any provision of the preceding paragraph or this sentence, (ii) neither Parent nor any of Parent's Representatives will take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger, sale of assets, liquidation or other extraordinary corporate transaction involving the Company, and (iii) if at any time during the Standstill Period, Parent or any of Parent's Representatives is approached by any third party concerning its or their participation in a transaction involving the Company's assets or businesses or securities issued by the Company, Parent will inform the Company promptly of the nature of such proposed transaction and the parties thereto.

   Parent shall be released from its obligations during the Standstill Period as set forth in the preceding two paragraphs if (i) any person or group of persons acting in concert acquires, announces or commences a tender or exchange offer to acquire, or otherwise announces its intent to commence or commences a form of business combination which would result in the acquisition of 50% or more of the then outstanding voting stock of the Company, or (ii) the Company enters into or announces its intent to enter into any merger, sale or business combination which would result in the sale of all or substantially all of the Company's assets, or 50% or more of the Company's then outstanding voting shares being owned by persons other than current the Company's shareholders immediately prior to the consummation of such transaction.

   On June 27, 2000, the Company and Parent executed the Company
Confidentiality Agreement. Pursuant to the Company Confidentiality Agreement, Parent agreed to make available to the Company certain information concerning its business, operations and assets (the "Parent Material").

   As a condition for the disclosure of the Parent Material to the Company, the Company agreed, among other things: (1) to treat confidentially the Parent Material, (2) to use the Parent Material only for the purposes of the evaluation of a Transaction by Parent of all or any portion of the assets, securities or businesses of the Company, (3) to disclose Parent Material to its directors, officers, employees, agents, advisors, the Company's attorneys and other representatives (collectively, "the Company's Representatives") on a need-to-know basis only, provided that they will be informed by the Company of the confidential nature of such information and that the Company will cause them to treat such information confidentially, (4) not to disclose to any person the fact that discussions or negotiations are taking place between the Company or the Company's Representatives and Parent or Parent's Representatives concerning the Transaction, any of the terms, conditions or other facts of the Transaction contained in any written communications to the Company or the Company's Representatives from Parent or Parent's Representatives, including any drafts of transaction documents with respect thereto, information regarding either the price which may be proposed by Parent in connection with the Transaction or the identity of Parent as a potential acquirer, or the fact that Parent Material has been made available to the Company or the Company's Representatives in connection with the Transaction, provided that the Company or the Company's Representatives may make such disclosure if they have received the written opinion of outside counsel that such disclosure must be made in order not to commit a violation of any legal obligations of the Company or the Company's Representatives to make such disclosure, (5) to use its best efforts to promptly notify Parent in writing (unless notice is prohibited by law ) of any request or requirement by subpoena, court order, or other similar process, to disclose any of the information whose disclosure is prohibited by the Company Confidentiality Agreement, and, if such disclosure is required, to exercise its best efforts to obtain assurance that confidential treatment will be accorded to such information, and (6) to promptly return to Parent, upon request, all copies of the Parent Material.

 Consulting and Employment Agreements

   The following is a summary of certain provisions of the consulting agreements and arrangements dated July 24, 2000 between the Company, Parent, and each of Messrs. Griffith, Wright and Sharpless, and of the employment agreements dated July 24, 2000 between the Company, Parent and each of Messrs. Shott, Shutts and Needleman. This summary is qualified in its entirety by reference to these agreements, which are incorporated herein by reference, and copies of which have been filed with the Commission as exhibits to the Schedule TO. These agreements may be examined and copies may be obtained at the places set forth in Section 7.

   Simultaneously with the execution of the Merger Agreement, the Company and Parent entered into a consulting agreement with each of Messrs. Griffith and Wright, and into an employment agreement with each of Messrs. Shutts, Shott and Needleman. All of these agreements will become effective at the time of the consummation of the Offer.

   Mr. Griffith's consulting agreement provides that he will provide consulting services for the Company and Parent for a period of 18 months following the date of consummation of the Offer, subject to earlier termination as provided in the consulting agreement. During the first six months of the consulting period, Mr. Griffith will provide consulting services on a full-time basis in connection with the business of the Company. During the 12-month period following the expiration of the initial six-month period, Mr. Griffith will not be required to devote more than ten hours a month to such consulting services. The consulting agreement provides that during the initial six-month period, Mr. Griffith will be paid a total of $250,000 in consulting fees and during the remaining 12-month period he will be paid a total of $200,000 in consulting fees. The consulting agreement also provides that Mr. Griffith will be entitled to receive an incentive payment (the "Executive Retention Payment") in an amount of $1,050,000, payable in cash on the date of consummation of the Offer, in the event that (i) each of Messrs. Shutts, Shott and Needleman signs an employment agreement with the Company in accordance with certain terms and each such new employment agreement remains in full force and effect on the date of consummation of the Offer, and (ii) each of Messrs. Eric N. Jacobsen, Stephen Buchwald, Andrew Myers and K. Barry Sharpless signs a consulting agreement (or an amendment to his consulting agreement, as the case may be) with the Company in accordance with certain terms and each such new (or amended) consulting agreement remains in full force and effect on the date of consummation of the Offer. The consulting agreement provides that the Executive Retention Payment will be reduced (i) by $216,666 for each of Messrs. Shutts, Shott and Needleman who does not have a new employment agreement in full force and effect on the date of consummation of the Offer, and (ii) by $100,000 for each of Messrs. Jacobsen, Buchwald, Myers and Sharpless who does not have a new (or amended) consulting agreement in full force and effect on the date of consummation of the Offer.

   The consulting agreement further provides that Mr. Griffith will be entitled to receive an additional incentive payment of $2,200,000 (the "Customer Retention Payment") based on his efforts to retain the customers that are anticipated to be the ten (10) largest customers of the Company during the 2001 calendar year (the "Specified Customers") through the first anniversary of the consummation of the Offer, and the extent to which the business of such customers has actually been retained through December 31, 2001. The aggregate Customer Retention Payment will be reduced by the sum of (i) an amount equal to $70,000 multiplied by the number of Specified Customers, if any, with respect to which Mr. Griffith has not used his reasonable best efforts to retain through the first anniversary of the consummation of the Offer, plus (ii) an amount equal to $1,500,000 multiplied by a fraction, the numerator of which is the amount by which the actual gross revenues from all Specified Customers, taken as a whole, during calendar years 2000 and 2001, falls short of the projected gross revenues from all Specified Customers, taken as a whole, during the calendar years 2000 and 2001, and the denominator of which is the projected gross revenues from all Specified Customers, taken as a whole, during calendar years 2000 and 2001.

   The consulting agreement provides that in the event the payments to Mr. Griffith under the consulting agreement are subject to taxes imposed by Section 4999 of the Internal Revenue Code (the so-called "golden parachute" tax), the Company will make payments to Mr. Griffith to make him whole for such tax.

   The consulting agreement provides that if the Company terminates the consulting agreement other than for cause, then within ten days of such termination, the Company will pay Mr. Griffith a lump sum payment in cash equal to the sum of (x) $450,000 less any consulting fees already paid to Mr. Griffith, plus (y) $2,200,000 less any portion of the Customer Retention Payment already paid to Mr. Griffith. Mr. Griffith will also remain eligible to receive the $5,000,000 payment described below and the Company will continue to provide Mr. Griffith with employee benefits through the expiration of the eighteen-month period immediately following the date of consummation of the Offer or, if earlier, through the date on which Mr. Griffith becomes employed (other than self-employed) on a full-time basis.

   Mr. Griffith's consulting agreement provides for a non-competition period of two and a half years following the date of consummation of the Offer and a non-solicitation period of five years following the date of consummation of the Offer. In consideration for these non-competition and non-solicitation covenants, Mr. Griffith will be paid $5,000,000.

   Mr. Wright's consulting agreement provides that he will serve as a consultant on a half-time basis to the Company and Parent for a period of six months after the date of consummation of the Offer. This initial six-month period may be extended for another consecutive six-month period (or longer) by mutual agreement of the parties. Pursuant to his consulting agreement, Mr. Wright will receive a total of $105,000 in consulting fees for the six-month consulting period, and an additional $105,000 in the event the agreement is extended for another six-month period. The consulting agreement also provides that in the event Mr. Wright provides consulting services on a greater than half-time basis, the amount of the consulting fees will be increased on a pro rata basis. Mr. Wright's consulting agreement provides for a non-competition period ending three years after the date of consummation of the Offer (or, if longer, ending two years after the expiration of the consulting period) and a non-solicitation period of five years after the date of consummation of the Offer. In consideration for these non-competition and non-solicitation covenants, Mr. Wright will be paid an aggregate amount in cash of $808,500, $539,000 of which will be paid on the date of consummation of the Offer and $269,500 (plus interest) of which will be paid on the last day of the non-competition period.

   The consulting agreement provides that in the event the payments to Mr. Wright under the consulting agreement are subject to the golden parachute tax, the Company will make payments to Mr. Wright to make him whole for such tax.

   The consulting agreement provides that if the Company terminates the consulting agreement other than for cause, then within ten days of such termination, the Company will pay Mr. Wright a lump sum payment in cash equal to the total amount of consulting fees payable for the full consulting period, less any consulting fees already paid to Mr. Wright. Mr. Wright will also remain eligible to receive the $808,500 (plus any interest thereon) described above and the Company will continue to provide Mr. Wright with health and other welfare benefits through the expiration of the twelve-month period immediately following the date of consummation of the Offer or, if earlier, through the date on which Mr. Wright becomes employed (other than self-employed) on a full-time basis.

   The employment agreement with each of Messrs. Shutts, Shott and Needleman provides that they will continue their employment with the Company for a period of three years after the date of consummation of the Offer, subject to earlier termination as provided in the employment agreements, with the same title as they hold immediately prior to such date and subject to such modification to their responsibilities and reporting requirements as may be appropriate to reflect the integration of the Company as a subsidiary of Parent.

   Each of Messrs. Shott, Shutts and Needleman will receive an annual base salary at a rate equal to their current base salary. In addition, they will be eligible to receive an annual bonus with a target of 38.5% and a maximum of 77% of their base salary, depending on performance. Mr. Shutts will also receive a cash bonus of $250,000 on the date of consummation of the offer in recognition of the 25 new customers he has brought to the Company during the 2000 calendar year. Subject to approval of the board of directors of Parent, each of Messrs. Shott, Shutts and Needleman will be permitted to purchase, through a third party loan, Parent common stock with a fair market value on the date of purchase equal to 30% of the amount of the annual bonus payable in respect of each calendar year. On the third anniversary of the date of each stock purchase, and subject to certain conditions, each of Messrs. Shott, Shutts, and Needleman will receive an additional cash payment equal to the amount of the then outstanding principal and accrued interest on the related loan. If such stock purchase is not implemented, each of Messrs. Shott, Shutts and Needleman will be provided with alternative equity-based (or stock appreciation rights) awards that put them as nearly as reasonably possible in the economic position that they would have been in had the stock purchase been made.

   In addition, subject to the approval of the board of directors of Parent, each of Messrs. Shott, Shutts, and Needleman will be granted on the date of consummation of the Offer an option to purchase 50,000 shares of Parent common stock, or, if this grant is not implemented, an alternative equity-based (or stock appreciation rights) award that puts them as nearly as reasonably possible in the economic position that they would have been in had they received such stock option grants. The stock options will have a ten-year term and an exercise price equal to the average trading price of Parent common stock for the 20 trading days immediately preceding the date of grant. The stock options will vest and become exercisable on the third anniversary of the date of grant.

   Messrs. Shott, Shutts and Needleman will receive a retention stay bonus in an amount equal to (Pounds)420,000 in the case of Mr. Shott, $350,000 in the case of Mr. Needleman, and in the case of Mr. Shutts, equal to 200% of the cash severance amount that he would have been entitled to receive under his employment agreement with the Company in effect immediately prior to the date of execution of the new employment agreement if his employment were terminated by the Company other than for cause (assuming for such purpose that his base salary were $200,000).

   The employment agreements for Messrs. Shott, Shutts and Needleman provide that in the event the payments to each such executive under the employment agreement are subject to the golden parachute tax, the Company will make payments to such executive to make him whole for such tax.

   The employment agreements provide that if the employment period is terminated by the Company other than for cause or by the executive for good reason (each as defined in the employment agreements), then (i) within ten days of the date of termination, the Company will pay the executive a lump sum payment in cash equal to the sum of (x) the base salary and maximum annual bonuses that could have been payable to the executive during the remainder of the employment period, plus (y) any unpaid installments of the retention stay bonus, (ii) all stock options or stock appreciation rights held by the executive will become fully vested and immediately exercisable, and (iii) an amount equal to the amount of the then outstanding principal and accrued interest on all loans taken to purchase Parent common stock as described above will be paid to the executive in a lump sum in cash within ten days of the date of termination. The executive will also remain eligible to receive the health and other welfare benefits described in the employment agreement through the expiration of the three-year period immediately following the date of consummation of the Offer or, if earlier, through the date on which the executive becomes employed (other than self-employed) on a full-time basis.

   The employment agreements for each of Messrs. Shott, Shutts and Needleman also provide for a non-competition and a non-solicitation period of one year after the termination of the employment agreement.

   On July 21, 2000, Mr. Sharpless agreed to extend his consulting agreement with the Company until December 31, 2001, subject to the consummation of the Offer. Parent also agreed to grant 5,000 stock appreciation rights ("SARs") to Mr. Sharpless subject to the consummation of the Offer. The SARs have a ten-year term and an exercise price equal to the average trading price of Parent common stock for the 20 trading days immediately preceding the date of grant. 50% of the SARs will vest and become exercisable on each of December 31, 2001 and December 31, 2002, provided that Mr. Sharpless's consulting agreement is in full force and effect on the relevant date. The unvested SARs will be forfeited if Mr. Sharpless's consulting services are terminated voluntarily by Mr. Sharpless or by the Company or Parent for cause. If Mr. Sharpless's consulting services are terminated by the Company or Parent other than for cause, then all SARs shall be fully vested and immediately exercisable and will remain exercisable for the full ten-year term.

11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.

   Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent.

   Under Delaware Law, the approval of the Board and, if the "short-form" procedure described below is unavailable, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

   In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

   Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the

Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

   In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that an opinion of an investment banking firm as to the fairness from a financial point of view (such as the opinion of Chase Securities), is not necessarily an opinion as to "fair value" under Section 262.

   The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

   Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses and resources. In this regard, Parent intends to contribute to the Company the portion of Parent's fine organics businesses relating to the fine chemicals for the pharmaceuticals enterprise (excluding pharmaceutical ingredients). Parent also intends to refinance the existing indebtedness of the Company. Parent intends to keep the Company as a subsidiary within Parent's life science chemicals enterprise with a large degree of operational autonomy. It is expected that the business and operations of the Company would form an important part of Parent's fine organics division's future business plans.

   Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of the Company's obligation to file reports under Section 15(d) of the Act, (ix) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (x) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12. Dividends and Distributions.

   The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date hereof or pursuant to the ESPP or the issuance of Company Stock Options pursuant to offer letters outstanding on the date of this Agreement that have been given to potential new employees of the Company or any Subsidiary) or (ii) any assets of the Company or any Subsidiary, except for transactions in the ordinary course of business and in a manner consistent with past practice; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10.

   If, on or after July 24, 2000, the Company should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the provisions of the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

   Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. Furthermore, Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer whether or not such requirements for continued listing are met. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

14. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act and the German Law Against Restraints of Competition shall not have expired or been terminated prior to the expiration of the Offer, or
(iii) any of the following conditions shall occur and continue to exist immediately prior to the expiration of the Offer:

     (a) there shall have been instituted or be pending any Action by or before any Governmental Authority, (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain damages that are material in relation to the Company and the Subsidiaries, taken as a whole, in connection with any transaction contemplated by the Merger Agreement;
  (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or any material assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or to compel the Company, Parent or any of their subsidiaries, as a result of, the transactions contemplated by the Merger Agreement, to dispose of or to hold separate all or any material portion of the business or any material assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement or would have a Material Adverse Effect, except, in each case, for (x) any Action, other than an Action brought by any Governmental Authority, that does not have a reasonable possibility of success or (y) an Action that would not have a reasonable possibility of success but for claims that Purchaser, Parent or any of their affiliates has violated its obligations under applicable United States Federal or state securities laws or regulations;

     (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act and the German Law Against Restraints of Competition to the Offer, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) any Material Adverse Effect shall have occurred;

     (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the Nasdaq National Market System, or the French Premier Marche (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index),
  (ii) any decline, measured from July 24, 2000, in the Standard & Poor's 500 Index by an amount in excess of 25%, (iii) any suspension of, or material limitation on, United States or European currency exchange markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, (v) any material limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions in the United States or France, (vi) a commencement of a war or armed hostilities or other national or international calamity in the United States, France, England or Scotland or a war or armed hostilities or other national or international calamity which could reasonably be expected to have a substantial effect on the business or financial conditions in the United States, France, England or Scotland or (vii) in the case of any of the foregoing existing on July 24, 2000, a material acceleration or worsening thereof;

     (e) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
  Act) of 15% or more of the then-outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, and the Board shall not have taken all necessary action (without redeeming the Rights) so that such ownership of Shares will not result in such person being an Acquiring Person (as defined in the Rights Agreement), the occurrence of a "flip-in event" or a "flip-over event" (each, as defined in the Rights Agreement), the Rights becoming exercisable or evidenced by, and transferable pursuant to, certificates separate from the Shares or the triggering of any other provisions of the Rights Agreement, or (ii) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

     (f) any representation or warranty of the Company in the Merger Agreement shall not be true and correct as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except to the extent such representation or warranty relates solely to an earlier date) other than such failures to be true and correct that, when taken together with all other failures of representations and warranties to be true and correct, do not have and would not reasonably be expected to have a Material Adverse Effect; it being agreed that for purposes of determining whether any representation or warranty of the Company is true and correct, the representations and warranties shall be deemed not to be qualified by any reference therein to materiality generally or any Material Adverse Effect;

     (g) the Company shall have failed to perform, in any respect, any material obligation or to comply, in any respect, with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (h) the Merger Agreement shall have been terminated in accordance with its terms; or

     (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, except that Purchaser and Parent may not waive the Minimum Condition without the consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters and Regulatory Approvals.

   General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent and representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On July 23, 2000, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly,
Section 203 is inapplicable to the Offer and the Merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

   The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

   Pursuant to the HSR Act, on August 4, 2000, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on August 19, 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, Parent may extend the Offer, and the Company would have the right to require Parent to extend the Offer, and, in either event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. For a description of withdrawal rights, see
Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and
Section 14.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

   Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company conducts operations in a number of foreign countries. In connection with the acquisition of the Shares in the Offer or Merger, a notification is required by German competition law which Parent made on August 4, 2000 with the Federal Cartel Office. The purchase of Shares in the Offer may not be completed until the expiration of at least a thirty day waiting period following the German notification, unless that waiting period is terminated earlier. The laws of other of those foreign countries and jurisdictions where the Company conducts operations may also require the filing of certain information or the receipt of the approval of the relevant foreign authorities. Such foreign authorities may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

16. Fees and Expenses.

   Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Bear, Stearns & Co. Inc. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Parent has agreed to pay Bear, Stearns & Co. Inc. reasonable and customary compensation for such services. Parent has also agreed to reimburse Bear, Stearns & Co. Inc. for all reasonable out-of-pocket expenses incurred by Bear, Stearns & Co. Inc., including the reasonable fees and expenses of legal counsel, and to indemnify Bear, Stearns & Co. Inc. against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

   Purchaser and Parent have retained MacKenzie Partners, Inc., as the Information Agent, and Wilmington Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid a fee of $4,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

   The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          Cousin Acquisition, Inc.

Dated: August 4, 2000

                                                                      SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
                   EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent.

   The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Rhodia, 26, Quai Alphonse Le Gallo, 92512 Boulogne-Billancourt, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                          Current Principal Occupation or Employment; Material
                                               Positions
 Name and Current        Held During the Past Five Years and Business Addresses
 Business Address                               Thereof                           Citizenship
 ----------------        ------------------------------------------------------   -----------
Jean-Pierre Tirouflet  Chairman of the Board of Directors and Chief Executive       France
                       Officer of Parent since March 1987. Mr. Tirouflet was a
                       member of the Executive Committee of Rhone-Poulenc (now
                       called Aventis) between 1990 and 1999. Mr. Tirouflet
                       currently serves as Chairman and chief executive officer
                       of Rhodia Inc., member of the supervisory board of Credit
                       Agricole Indosuez and as a member of the board of
                       directors of AXA Reassurance, Rhodia Asia Pacific, Rhodia
                       Iberia and Rhodia Holdings Ltd.

                       The business address of Rhone-Poulenc was 25 Quai Paul
                       Doumer, 92400 Courbevoie, France.

Thierry Breton         Director of Parent since 1998. Chairman and Chief            France
                       Executive Officer of Thomson S.A. and Thomson Multimedia
                       since March 1997. Between 1993 and 1997, Mr. Breton
                       served as Vice-Chairman of Groupe Bull. Mr. Breton
                       currently serves as a member of the board of directors of
                       Bouygues Telecom, CNES and Schneider Electric.

                       The business address of Thomson S.A. and Thomson
                       Multimedia is 46, Quai Alphonse Le Gallo, 92100 Boulogne-
                       Billancourt, France. The business address of Groupe Bull was 68, route de Versailles, 78430 Louveciennes, France.

Paul Desmarais, Jr.    Director of Parent since 1999. Chairman and Co-Chief         Canada
                       Executive Officer of Power Corporation of Canada since
                       1996. Between 1990 and 1996, Mr. Desmarais was Chairman
                       of Power Financial Corporation. Mr. Desmarais currently
                       serves as a director and a member of the executive
                       committee of Power Financial Corporation, Investors Group
                       Inc., Great-West Lifeco Inc., The Great-West Life
                       Assurance Company, Great-West Life & Annuity Insurance
                       Company, London Insurance Group Inc., London Life
                       Insurance Company, Pargesa Holding S.A., and Groupe
                       Bruxelles Lambert S.A. Mr. Desmarais is also a director
                       of Power Corporation of Canada, Gesca Ltd., La Presse
                       Ltd., Les Journaux Trans-Canada (1996) Inc., Electrafina
                       S.A., Tractebel S.A., and Suez Lyonnaise des Eaux, and is
                       the Vice-President of the supervisory board of Imerys.

                       The business address of Power Corporation of Canada is 751 Square Victoria, Montreal, Quebec, Canada H2Y 2J3.

                            Current Principal Occupation or Employment; Material
                                                 Positions
 Name and Current          Held During the Past Five Years and Business Addresses
 Business Address                                 Thereof                           Citizenship
 ----------------          ------------------------------------------------------   -----------
Jean-Rene Fourtou        Director of Parent since 1998. Vice-Chairman of the          France
                         management board of Aventis since December 1999. Mr.
                         Fourtou was Chairman of the Board of Directors and Chief
                         Executive Officer of Rhone-Poulenc between 1986 and 1999.
                         Mr. Fourtou currently serves as Vice-Chairman of the
                         supervisory board of AXA, and as a member of the board of
                         directors of Pernod-Ricard, Schneider S.A., EADS and The
                         Equitable.

                         The business address of Aventis is Espace Europeen de l'Entreprise, 16, avenue de l'Europe, 67300 Schiltigheim, France.

                         The business address of Rhone-Poulenc was 25, Quai Paul
                         Doumer, 92400 Courbevoie, France.

Pierre-Gilles de Gennes  Director of Parent since 1999. Scientific consultant for     France
                         physico-chemicals at Parent since 1999. Mr. de Gennes has
                         been a Professor of the College de France since 1971,
                         Headmaster of the Ecole de Physique et de Chimie since
                         1976 and a member of the Academie des Sciences since
                         1979. Mr. de Gennes currently serves as a member of the
                         board of directors of Air Liquide and Sanofi-Synthelabo.

                         The business address of the Ecole de Physique et de
                         Chimie is 10, rue Vauquelin, 75005 Paris, France.

Igor Landau              Director of Parent since 1997. Mr. Landau has been Group     France
                         President of Aventis since December 1999. Between 1992
                         and 1999, Mr. Landau was Group President of Rhone-
                         Poulenc. Mr. Landau is currently Chairman and Chief
                         Executive Officer of Aventis Pharma and C.E.D.E.P., and a
                         director of Aventis Crop Science, IDI and Messer.

                         The business address of Aventis is Espace Europeen de l'Entreprise, 16, avenue de l'Europe, 67300 Schiltigheim, France.

                         The business address of Rhone-Poulenc was 25, Quai Paul
                         Doumer, 92400 Courbevoie, France.

Pierre Levi              Director of Parent since 1999. Mr. Levi is currently         France
                         Chairman and Chief Executive Officer of Faurecia. Prior
                         to serving as Chairman and Chief Executive Officer of
                         Faurecia, Mr. Levi served as Executive Vice-President of
                         Faurecia between 1999 and May 2000. Between 1998 and
                         1999, Mr. Levi was Deputy President of Rhodia. Between
                         1995 and 1998, Mr. Levi served as Vice-President of the
                         Fibers & Polymers division of Rhodia.

                         The business address of Faurecia is 276 rue Louis
                         Bleriot, 92100 Boulogne-Billancourt, France.

Thierry de Rudder        Director of Parent since 1999. Mr. de Rudder has been        Belgium
                         Managing Director of Groupe Bruxelles Lambert since 1986.
                         Mr. De Rudder is also the managing director of GBL and
                         Electrafina and a director of Imerys, Suez Industrie,
                         Total Fina Elf, Audiofina, CLT-UFA, Compagnie Nationale A
                         Portefeuille, Tractebel, Lasmo, Petrofina 5, Societe
                         Generale de Belgique. Mr. de Rudder was also a director
                         of Bernheim-Comofis, Fibelpar, Monument Oil and Gas and
                         Royale Belge

                         The business address of Groupe Bruxelles Lambert is 24, avenue Marnix, B-100 Bruxelles, Belgium.

                       Current Principal Occupation or Employment; Material
                                            Positions
 Name and Current     Held During the Past Five Years and Business Addresses
 Business Address                            Thereof                           Citizenship
 ----------------     ------------------------------------------------------   -----------
Hubertus Sulkowski  Director of Parent since 1999. Mr. Sulkowski has been a    United States
                    partner with Shearman & Sterling since 1988.               of America

                    The business address of Shearman & Sterling in France is 114, avenue des Champs-Elysees, 75008 Paris, France.

Pierre de Weck      Director of Parent since 1999. Mr. de Weck has been        Switzerland
                    Chairman and Chief Executive Officer of UBS Capital since
                    1999 and a member of the Group Executive Board of UBS SA
                    since 1994. Mr. de Wreck is also chairman of UBS Private
                    Equity S.A.

                    The business address of UBS Capital is 100 Liverpool
                    Street, London EC2M 2RH, England.

Gilles Auffret      Deputy President, President of the Polyamide Division      France
                    since September 1999. Between 1994 and 1999, Mr. Auffret
                    was President of the Primary Aluminium Department of
                    Pechiney. Mr. Auffret is also the President of Rhodia
                    Fiber & Resin Intermediate and the general manager of
                    Rhodianyl.

                    The business address of Pechiney was 7, place du
                    Chancelier Adenauer, 75016 Paris, France.

Jacques Becuwe      Vice President of Parent and President of the Industrial   France
                    Specialties Division since June 1999. Prior to being
                    named to his current position, Mr. Becuwe served as
                    President of Eco Services in 1998 and President of the
                    Environmental Services--Europe Enterprise of Rhone-
                    Poulenc from 1995 to 1998. Mr. Becuwe is also a director
                    of Rhodia Nederland and Rhodia Belgium, and was a
                    director of Teris and Scori as well as the President of
                    Orolis.

                    The business address of Rhone-Poulenc was 25 Quai Paul
                    Doumer, 92408 Courbevoie, France.

Yves Boisdron       President of the Asia-Pacific Zone of Parent since         France
                    January 1, 1998. Prior to assuming this position, Mr.
                    Boisdron served as Senior Vice President of Rhone-Poulenc
                    Chimie from 1994 to 1996. Mr. Boisdron currently serves
                    as Chairman of Qingdao RP Silica, Rhodia Asia Pacific,
                    Rhodia Specialty Chem-Wuxi and Rhodia New Zealand, as
                    vice chairman of Beijing RP Eastern Chemical, as
                    President Commissioner of Rhodia Indolatex, and as
                    director of Beijing RP Eastern Chemical, Jade Fine
                    Chemicals, Qingdao RP Silica, Pakistan Gum, Rhodia Asia
                    Pacific, Rhodia Nicca, Rhodia Singapore, Rhodia New
                    Zealand and RP Chemicals India.

                    The business address of Rhone-Poulenc Chimie was 25, quai
                    Paul Doumer, 92400 Courbevoie, France.

                        Current Principal Occupation or Employment; Material
                                             Positions
 Name and Current      Held During the Past Five Years and Business Addresses
 Business Address                             Thereof                           Citizenship
 ----------------      ------------------------------------------------------   -----------
Jean-Claude Bravard  Deputy President of Parent and President of the Fine       France
                     Organics Division since January 1, 1999. Mr. Bravard is
                     also Supervisor of the Research and Innovation Function
                     and of the Industrial Property of Rhodia. Mr. Bravard was
                     previously Vice President of Development and Industry
                     between January 1998 and December 1998. Between 1995 and
                     1997, Mr. Bravard was President of the paper, paint and
                     construction materials enterprise of Rhone-Poulenc
                     Chimie. Mr. Bravard is a director of Rhodia Services,
                     Rhodia Recherches, Rhodia Inc. and Rhodia Organique Fine
                     Ltd.

                     The business address of Rhone-Poulenc was 25 Quai Paul
                     Doumer, 92400 Courbevoie, France.

Yves Brissy          General Counsel of Parent since December 16, 1999. Prior   France
                     to being named to his current position, Mr. Brissy served
                     as General Counsel of Rhone-Poulenc from 1987 to 1999.
                     Mr. Brissy is a director of Rhodia Polska and Rhodia
                     Holdings Ltd.

                     The business address of Rhone-Poulenc was 25 Quai Paul
                     Doumer, 92400 Courbevoie, France.

Bernard Chambon      Deputy President of Rhodia in charge of Human Resources    France
                     and Communications since January 1, 1999, and Senior Vice
                     President in charge of Human Resources and Communication
                     between January 1, 1998 and January 1, 1999. Between 1996
                     and 1998, Mr. Chambon was senior Vice President in charge
                     of Human Resources and Communications for Rhone-Poulenc's
                     European operations.

                     The business address of Rhone-Poulenc was 25 Quai Paul
                     Doumer, 92400 Courbevoie, France.

Jean-Michel Delolme  Vice President, Technology and Industrial Functions of     France
                     Parent since January 1, 1998. Between 1996 and 1998, Mr.
                     Delolme was chief executive officer of the Fine Organics
                     Division of Rhone-Poulenc Chimie. Mr. Delolme is also the
                     president of Rhodia Chimie, and a director of ICMD and RP
                     Industrialisation.

                     The business address of Rhone-Poulenc Chimie was 25 Quai
                     Paul Doumer, 92400 Courbevoie, France.

David Eckert         Deputy President of Rhodia and President of the Consumer   United States
                     Specialties Division since January 1, 1999. Between 1998   of America
                     and 1999, Mr. Eckert was President of the Industrial
                     Specialties division of Rhodia. Between 1997 and 1998,
                     Mr. Eckert was President of Rhone-Poulenc Inc., and
                     between 1994 and 1997, he served as President of the
                     North American Chemicals operations of Rhone-Poulenc. Mr.
                     Eckert is also the President of RP Surfactants, RP
                     Surfactants and Specialties, RP of Wyoming Co., RP of
                     Wyoming L.P. and RP Inc., and is a director of RP
                     Surfactants, RP Surfactants & Specialties, RP of Wyoming
                     Holding, Rhodia Inc., Rhodia Holding Inc., Albright &
                     Wilson Ltd, andAlbright & Wilson Overseas Ltd.

                     The business address of Rhone-Poulenc was 25 Quai Paul
                     Doumer, 92400 Courbevoie, France.

                          Current Principal Occupation or Employment; Material
                                               Positions
 Name and Current        Held During the Past Five Years and Business Addresses
 Business Address                               Thereof                           Citizenship
 ----------------        ------------------------------------------------------   -----------
Myron Galuskin         President of the North American Zone of Parent and         United States
                       President of Rhodia Inc. since July 1998. Mr. Galuskin     of America
                       served as Rhodia Inc.'s Vice President between January
                       1998 and July 1998. Prior to 1998, Mr. Galuskin held
                       various positions within the Rhone-Poulenc group.

                       The business address of Rhone-Poulenc Inc. was 259
                       Prospect Plains Road, Cranbury, New Jersey 08512, U.S.A.

Jose-Carlos Grubisich  Vice President in charge of the Competitiveness and        Brazil
                       Progress programs of Parent since January 1, 2000, and
                       President of the Latin American Zone since January 1,
                       1998. Mr. Grubisich has been president of Rhodia Brasil
                       Ltda since 1999. Mr. Grubisich is also a director of
                       Parseg Participacoes Ltda, Rhodia Acetow Brasil Ltda,
                       Rhodia Poliamida Ltda, Alexil Sociedade Anonima,
                       Rhodiapar Investimentos Ltda, and Alaver Sociedad
                       Anonima. In addition, Mr. Grubisich is the
                       superintendent-director of REI S/A, the president and a
                       director of Rhodia Venezuela S.A. and Rhodia Argentina
                       S.A., the president of the executive board of Rhodia-Ster
                       S/A, the president and manager of Rhodia de Mexico, S/A
                       de CV, and a member of the executive board of Rhodia
                       Fosfatados. Mr. Grubisich was also a director of RP Agro
                       Brasil, MTN, Rhodia Farma and RP Animal Nutrition do
                       Brasil and a member of the management of Teris do Brasil
                       S.A.

                       The business address of Rhodia Brazil is Sao Paulo,
                       Brazil.

Pierre Prot            Chief Financial Officer of Parent since January 1, 1998.   France
                       During 1996 and 1997, Mr. Prot was head of finance,
                       European Chemicals at Rhone-Poulenc Chimie and between
                       1995 and 1996 Mr. Prot was head of the financial strategy
                       at Rhone-Poulenc S.A.

                       The business address of Rhone-Poulenc was 25 Quai Paul
                       Doumer, 92400 Courbevoie, France.

Michel Ybert           Deputy President of Rhodia in charge of Strategy since     France
                       January 1, 2000, and Supervisor of the Service and
                       Specialties Division since January 1, 1999. From April
                       1995 to November 1997, Mr. Ybert worked at Moulinex S.A.,
                       and he joined Rhodia in November 1997. Mr. Ybert is also
                       president of Rhodia Chem Italia and Rhodia Italia,
                       President of the supervisory board of Rhodia Acetow GmbH,
                       director of Rhodia Nederland, Rhodia Belgium, Rhodia
                       Iberia, Viscosuisse, Rhodia Chem Italia and Rhodia Italia
                       and manager of Acetco.

                       The business address of Moulinex S.A. was 22, Place des
                       Vosges, 92979 Paris la Defense, France.

2. Directors and Executive Officers of Purchaser.

   The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser.

                       Current Principal Occupation or Employment; Material
                                            Positions
 Name and Current     Held During the Past Five Years and Business Addresses
 Business Address                            Thereof                           Citizenship
 ----------------     ------------------------------------------------------   -----------
 John P. Donahue    Chairman, President, Secretary and Treasurer of            United States
                    Purchaser. Senior Vice President and General Counsel of    of America
                    Rhodia Inc. since 1998. Between 1996 and 1998, Mr.
                    Donahue was Vice President--Legal services and Secretary
                    of Rhone-Poulenc Inc. Mr. Donahue is also a director of
                    Rhodia Foreign Sales Corporation, Secretary of Rhodia
                    Engineering Plastics Corp. and Rhodia Rare Earths Inc.,
                    and Senior Vice President and Secretary of Rhodia Holding
                    Inc. Mr. Donahue was also sole director and president of
                    Danube Chemicals Acquisition Corporation, Secretary of RP
                    Technology Resources Inc. and Assistant Secretary of
                    Procatalyse USA Inc.

                    The business address of Rhodia Inc. is 259 Prospect
                    Plains Road, Cranbury, New Jersey 08512, U.S.A.

                    The business address of Rhone-Poulenc Inc. was 219 Black
                    Horse Lane, Princeton, New Jersey 08512, U.S.A.

                                                                     SCHEDULE II

                       SCHEDULE OF TRANSACTIONS IN SHARES
                            DURING THE PAST 60 DAYS

   The following table sets forth purchases of the Shares within the past 60 days by or on behalf of Parent. All transactions were effected on the Nasdaq National Market.

                                                  Number of
   Date                                        Shares Purchased Price per Share*
   ----                                        ---------------- ----------------
   May 17, 2000...............................       2,500          $16.500
   May 18, 2000...............................       7,400           16.656
   May 19, 2000...............................         500           16.938
   May 22, 2000...............................       8,900           17.159
   May 23, 2000...............................      33,200           17.522
   May 24, 2000...............................      22,600           17.696
                                                    ------
     Total....................................      75,100
                                                    ======

  --------
  * Excluding commissions.

   Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                            Wilmington Trust Company
   By Facsimile transmission (for Eligible Institutions only): (302) 651-1079
                      Confirm by Telephone: (302) 651-8869

        By Mail:                                    By Hand or Overnight
                                                          Courier:


 Wilmington Trust Company                        Wilmington Trust Company
    Corporate Trust                              1105 North Market Street,
       Operations                                       First Floor
      PO Box 8861                                   Wilmington, DE 19801
 Wilmington, DE 19899-                              Attention: Corporate
          8861                                        Trust Operations

                               Other Information:

   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                              [BEAR STEARNS LOGO]
                                245 Park Avenue
                            New York, New York 10167
                         Call Toll-Free (877) 850-8074